Exhibit 99.2

Anticipated Estimated Restated Financial Information As Of And For The Year Ended December 31, 2004

			Anticipated
			Estimated
	As	Anticipated	Restated
	Reported	Estimated	Amounts
	in 2004 10-K	Adjustments	for 2004
		(unaudited)
		(in thousands, except per share data)
For the Year Ended December 31, 2004:

Revenue	$169,178	$—	$169,178
Income before income taxes and minority interest	47,245	—	47,245
Income tax expense (benefit)	(40,512)	55,000	14,488
Minority share of loss in consolidated subsidiary	130	—	130

Net income	$87,887	$(55,000)	$32,887

Basic net income per common share	$1.10	$(0.69)	$0.41

Diluted net income per common share	$1.05	$(0.66)	$0.39

			Anticipated
			Estimated
	As	Anticipated	Restated
	Reported	Estimated	Amounts
	in 2004 10-K	Adjustments	for 2004
		(unaudited)
		(in thousands)
As of December 31, 2004:

Assets:
Total current assets	$282,628	$—	$282,628
Property and equipment, net	8,571	—	8,571
Goodwill and intangible assets	76,532	1,000	77,532
Deferred tax assets	61,630	(45,000)	16,630
Other assets	1,065	—	1,065

Total assets	$430,426	$(44,000)	$386,426

Liabilities and Stockholders’ Equity:
Income taxes payable	$964	$11,000	$11,964
Other current liabilities	40,025	—	40,025

Total current liabilities	40,989	11,000	51,989
Non-current liabilities	4,532	—	4,532

Total liabilities	45,521	11,000	56,521
Total stockholders’ equity	384,905	(55,000)	329,905

Total liabilities and stockholders’ equity	$430,426	$(44,000)	$386,426